Exhibit 1.1

Atento Luxco 1 S.A.

6.125% Senior Secured Notes due 2022

Purchase Agreement

July 27, 2017

Goldman Sachs & Co. LLC,

Morgan Stanley & Co. LLC,

   As representatives of the several Purchasers

   named in Schedule I hereto,

c/o Goldman Sachs & Co. LLC

200 West Street,

New York, New York 10282-2198

c/o Morgan Stanley & Co. LLC

1585 Broadway

New York, New York 10036

Ladies and Gentlemen:

Atento Luxco 1 S.A. (f/k/a BC Luxco 1 S.A.), a société anonyme organized under the laws of the Grand Duchy of Luxembourg registered with the Luxembourg Trade and Companies Register under number B 170329, having its registered office at 4 rue Lou Hemmer, L-1748 Luxembourg-Findel (the “Company”), proposes, subject to the terms and conditions stated in this agreement (the “Agreement”), to issue and sell to the Purchasers named in Schedule I hereto (the “Purchasers”) an aggregate of U.S.$400,000,000 principal amount of 6.125% Senior Secured Notes due 2022 of the Company (the “Securities”), which shall be guaranteed on a senior basis (the “Guarantees”) at the Time of Delivery (as defined below) by the guarantors set forth on Schedule IV hereto (the “Schedule IV Guarantors”) and shall be guaranteed, using its commercially reasonable efforts, within 15 Business Days (as defined in the Pricing Circular, each, a “Business Day”) of the Time of Delivery by the guarantors set forth on Schedule V hereto (the “Schedule V Guarantors,” and, together with the Schedule IV Guarantors, the “Guarantors”). The Securities shall be issued pursuant to an indenture, to be dated as of August 10, 2017 (the “Indenture”), among the Company, the Schedule IV Guarantors, Wilmington Trust, National Association, as trustee (the “Trustee”) and Wilmington Trust (London) Ltd, as collateral agent (the “Collateral Agent”).

The Company intends to use the proceeds of the offering of the Securities to redeem all of its outstanding 7.375% Senior Secured Notes due 2020 and to pay the associated redemption premiums, accrued interest and related fees and expenses, if any, and to repay all of the aggregate principal amounts outstanding of existing debentures due 2019 of Atento Brasil S.A. and for general corporate purposes (the “Use of Proceeds”). At the Time of Delivery, the Company shall enter into a Super Senior Revolving Credit Facility by and among the Company and BBVA Bancomer, S.A., Institución de Banca Múltiple, Grupo Financiero BBVA Bancomer as administrative agent for the MXN/USD tranche, Banco Bilbao Vizcaya Argentaria S.A. as administrative agent for the Euro tranche, and BBVA Bancomer, S.A., Institución de Banca Múltiple, Grupo Financiero BBVA Bancomer, Goldman Sachs Bank USA and Morgan Stanley Senior Funding, Inc. as arrangers and lenders (the “Super Senior Revolving Credit Agreement”). As used herein, the “Transactions” shall mean the execution of the Super Senior Revolving Credit Agreement.

The Company shall use its commercially reasonable efforts to cause each Schedule V Guarantor, within 15 Business Days of the Time of Delivery, to (i) enter into a joinder agreement to this Agreement, in form and substance satisfactory to the Representatives (the “Joinder Agreement”), pursuant to which it shall become a party to this Agreement, and (ii) enter into a supplemental indenture (the “Supplemental Indenture”), a form of which is attached to the Indenture, pursuant to which it shall become a party to the Indenture.

The Company shall use its commercially reasonable efforts to cause the Guarantees to be secured, on a first priority lien basis, by security interests in (i) the shares of capital stock of each of the Guarantors and Atento Argentina S.A., within 120 days of the Time of Delivery, and the shares of capital stock of the Company held by Atalaya Luxco Midco S.à r.l. (“MidCo”), at the Time of Delivery and (ii) certain bank accounts in Mexico and Spain (collectively, the “Collateral”) which will also secure the Super Senior Revolving Credit Agreement on a super senior basis in the manner set forth in the Pricing Circular and the Offering Circular, which shall be pledged by MidCo and the Company and the subsidiaries of the Company that own such capital stock and bank accounts, as applicable, pursuant to pledge agreements (each a “Pledge Agreement”) between the Company, such subsidiaries of the Company and the Collateral Agent. The rights of the holders of the Securities with respect to the Collateral shall be further governed by the lntercreditor Agreement to be dated as of the Time of Delivery, among (among others from time to time) the Company, the Collateral Agent, the agents for the lenders under the Super Senior Revolving Credit Agreement and the counterparty to certain hedging obligations related to the Securities (the “lntercreditor Agreement”).

Notwithstanding anything in this Agreement to the contrary, the representations, warranties and agreements of each of the Schedule V Guarantors contained in this Agreement shall not become effective until the execution and delivery of such Joinder Agreement by the Schedule V Guarantors, at which time such representations, warranties and agreements shall become effective pursuant to the terms of such Joinder Agreement, and thereafter all representations, warranties, agreements and obligations of the Company, the Schedule IV Guarantors and the Schedule V Guarantors hereunder shall be joint and several.

1.          The Company and the Schedule IV Guarantors represent and warrant to and agree with each of the Purchasers, jointly and severally, and, upon execution of a Joinder Agreement by such Schedule V Guarantor, the Schedule V Guarantors, jointly and severally, represent and warrant to, and agree with, each of the Purchasers that:

(a)

A preliminary offering circular, dated July 20, 2017 (the “Preliminary Offering Circular”) and an offering circular, dated July 27, 2017 (the “Offering Circular”), have been prepared in connection with the offering of the Securities and the Guarantees. The Preliminary Offering Circular, as amended and supplemented immediately prior to the Applicable Time (as defined in Section 1(b)), is hereinafter referred to as the “Pricing Circular”. Any reference to the Preliminary Offering Circular, the Pricing Circular or the Offering Circular shall be deemed to refer to and include any Additional Issuer Information (as defined in Section 5(f)) furnished by the Company prior to the completion of the distribution of the Securities. The Preliminary Offering Circular or the Offering Circular and any amendments or supplements thereto did not and will not, as of their respective dates, contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that this representation and warranty shall not apply to any statements or omissions made in reliance upon and in conformity with information furnished in writing to the Company by a Purchaser through the Representatives expressly for use therein;

(b)

For the purposes of this Agreement, the “Applicable Time” is 3.30 p.m. (Eastern time) on July 27, 2017; the Pricing Circular as supplemented by the information set forth in Schedule III hereto, taken together (collectively, the “Pricing Disclosure Package”) as of the Applicable Time, did not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; and each Company Supplemental Disclosure Document (as defined in Section 6(a)(ii)) listed on Schedule ll(a) hereto does not conflict with the information contained in the Pricing Circular or the Offering Circular and each such Company Supplemental Disclosure Document, as supplemented by and taken together with the Pricing Disclosure Package as of the Applicable Time, did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that this representation and warranty shall not apply to statements or omissions made in the Pricing Disclosure Package or a Company Supplemental Disclosure Document in reliance upon and in conformity with information furnished in writing to the Company by a Purchaser through the Representatives expressly for use therein;

(c)

The documents incorporated by reference in each of the Pricing Circular and the Offering Circular, when they became effective or were filed with the Securities and Exchange Commission (the “Commission”), as the case may be, conformed in all material respects to the requirements of the Securities Act of 1933, as amended (the “Act”) or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as applicable, and the rules and regulations of the Commission thereunder, as applicable to foreign private issuers, and none of such documents contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that this representation and warranty shall not apply to any statements or omissions made in reliance upon and in conformity with information furnished in writing to the Company by an Underwriter through the Representatives expressly for use therein; and no such documents were filed with the Commission since the Commission’s close of business on the business day immediately prior to the date of this Agreement and prior to the execution of this Agreement, except as set forth on Schedule II(c) hereto;

(d)

None of the Company or any of its subsidiaries has sustained since the date of the latest audited financial statements incorporated by reference in the Pricing Circular any loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, otherwise than as set forth or contemplated in the Pricing Circular or would not reasonably be expected to have a Material Adverse Change (as defined below); and, since the respective dates as of which information is given in the Pricing Circular, there has not been any material change in the capital stock or long-term debt of the Company or any of its subsidiaries or any material adverse change, in or affecting the general affairs, management, financial position, stockholders’ equity or results of operations of the Company and its subsidiaries (any such change is called a “Material Adverse Change”), otherwise than as set forth or contemplated in the Pricing Circular;

(e)

The Company and its subsidiaries have good and marketable title in fee simple to all real property and good and marketable title to all personal property owned by them, in each case free and clear of all liens, encumbrances and defects except such as are described in the Pricing Circular or such as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company and its subsidiaries; and any real property and buildings held under lease by the Company and its subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not materially interfere with the use made and proposed to be made of such property and buildings by the Company and its subsidiaries;

(f)

Each of the Company and its subsidiaries has been duly organized and is validly existing in good standing (where applicable) under the laws of its respective jurisdiction of organization, with power and authority (corporate or otherwise) to own or lease its properties, as the case may be, and conduct its business as described in the Pricing Circular, and has been duly qualified as a foreign entity for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties or conducts any business so as to require such qualification, or is subject to no material liability or disability by reason of the failure to be so qualified in any such jurisdiction;

(g)

As of March 31, 2017, on a consolidated basis, the Company had an authorized capitalization as set forth in the Pricing Circular (other than for subsequent issuances of capital stock, if any, pursuant to employee benefit plans described in the Pricing Circular or upon exercise of outstanding options described in the Pricing Circular), and all of the issued shares of capital stock of the Company have been duly and validly authorized and issued and are fully paid and non-assessable; and, except as otherwise set forth in the Pricing Disclosure Package and Offering Circular, all of the issued shares of capital stock of each subsidiary of the Company have been duly and validly authorized and issued, are fully paid and non-assessable and are owned directly or indirectly by the Company, free and clear of all liens, encumbrances or claims;

(h)

At the Time of Delivery, the Securities will have been duly authorized by the Company and, when duly executed, authenticated, issued and delivered pursuant to the Indenture, will constitute valid and legally binding obligations of the Company entitled to the benefits provided by the Indenture, under which they are to be issued, which will be substantially in the form previously delivered to you, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles. At the Time of Delivery, the Guarantees will have been duly authorized by the Schedule IV Guarantors and, when duly executed, authenticated, issued and delivered pursuant to the Indenture, will constitute valid and legally binding obligations of the Schedule IV Guarantors entitled to the benefits provided by the Indenture, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles. The Company shall use its commercially reasonable efforts to cause each Schedule V Guarantor, within 15 Business Days of the Time of Delivery, to duly authorize the Guarantees and, when duly executed, authenticated, issued and delivered pursuant to the Indenture, the Guarantees by the Schedule V Guarantors will constitute valid and legally binding obligations of the Schedule V Guarantors entitled to the benefits provided by the Indenture, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles. At the Time of Delivery, the Indenture will have been duly authorized by the Company and the Schedule IV Guarantors and, when executed and delivered by the Company and the Schedule IV Guarantors, and assuming due authorization, execution and delivery by the Trustee, will constitute a valid and legally binding instrument, enforceable in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles. The Company shall, and the Company shall use its commercially reasonable efforts to cause each Schedule V Guarantor, within 15 Business Days of the Time of Delivery, to, duly authorize the Supplemental Indenture and, when executed and delivered by the Company and each of the Schedule V Guarantors and assuming due authorization, execution and delivery by the Trustee, the Supplemental Indenture will constitute a valid and legally binding instrument, enforceable in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles; and the Securities, the Guarantees, the Indenture and the Pledge Agreements will conform in all material respects to the respective descriptions thereof in the Pricing Disclosure Package and the Offering Circular;

(i)

At the Time of Delivery, the lntercreditor Agreement will have been duly authorized by the Company and, when duly executed and delivered in accordance with its terms by each of the other parties thereto, will constitute a valid and legally binding agreement of the Company, enforceable against the Company in accordance with its terms;

(j)

The Company shall use its commercially reasonable efforts to cause each subsidiary of the Company that owns capital stock of (i) the Company, at the Time of Delivery and (ii) a Guarantor and/or Atento Argentina S.A., within 120 days of the Time of Delivery, to duly authorize the Pledge Agreements and, when executed and delivered by such subsidiaries of the Company and assuming due authorization, execution and delivery by the Collateral Agent, the Pledge Agreements will constitute valid and legally binding instruments, enforceable in accordance with their terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles;

(k)	Upon execution, each Pledge Agreement will be effective to grant a legal, valid and enforceable security interest in all of the grantor’s right, title and interest in the Collateral;

(l)

Prior to the date hereof, neither the Company nor any of the Guarantors has taken any action which is designed to or which has constituted or which might reasonably be expected to cause or result in stabilization or manipulation of the price of any security of the Company in connection with the offering of the Securities;

(m)

The issue and sale of the Securities (including the Guarantees) and the compliance by each of the Company and the Guarantors with all of the provisions of the Securities (including the Guarantees), the Indenture, the Pledge Agreements and this Agreement and the consummation of the transactions herein and therein contemplated, including the pledge of the Collateral, will not (A) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which any of the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company or any of its subsidiaries is subject, nor will such action result in any violation of (B) the provisions of the Articles of Association of the Company or (C) any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over the Company or any of its subsidiaries or any of their properties; except such in the case of (A) and (C), conflicts, breaches, violations, liens, charges or encumbrances that would not reasonably be expected to result in a Material Adverse Change; and no consent, approval, authorization, order, registration or qualification of or with any such court or governmental agency or body is required for the issue and sale of the Securities (including the Guarantees) or the consummation by the Company and the Guarantors of the transactions contemplated by this Agreement or the Indenture, except (i) such consents, approvals, authorizations, registrations or qualifications as may be required under state securities or Blue Sky laws in connection with the purchase and distribution of the Securities by the Purchasers, (ii) such as will have been obtained on or prior to the Time of Delivery and (iii) where the failure to obtain such consent, approval, authorization, registration or qualification would not reasonably be expected to result in a Material Adverse Change or could be expected to have a material adverse effect on the performance of this Agreement or the consummation of any of the transactions contemplated hereby;

(n)

Neither the Company nor any of its subsidiaries is in violation of (i) its Certificate of Incorporation or By-laws, or similar organizational documents, or (ii) in default in the performance or observance of any material obligation, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which it is a party or by which it or any of its properties may be bound, except in the case of (ii) violations or defaults that would not reasonably be expected to result in a Material Adverse Change;

(o)

The statements set forth in the Pricing Circular and the Offering Circular under the caption “Description of Notes,” insofar as they purport to constitute a summary of the terms of the Securities (including the Guarantees), and under the captions “Certain United States Federal Income Tax Consequences” and “Certain Luxembourg Tax Considerations,” insofar as they purport to describe the provisions of the laws and documents referred to therein, are accurate, complete and fair;

(p)

Other than as set forth in the Pricing Circular or the Offering Circular, there are no legal or governmental proceedings pending to which any of the Company or any of its subsidiaries is a party or of which any of their property is the subject which, if determined adversely to the Company or any of its subsidiaries, would, individually or in the aggregate, be reasonably expected to have a material adverse effect on the financial position, stockholders’ equity or results of operations of the Company and its subsidiaries; and, to the knowledge of the Company, no such proceedings are threatened by governmental authorities;

(q)

When the Securities are issued and delivered pursuant to this Agreement, the Securities will not be of the same class (within the meaning of Rule 144A under the Act) as securities which are listed on a national securities exchange registered under Section 6 of the Exchange Act or quoted in a U.S. automated inter-dealer quotation system;

(r)

Neither the Company nor any Guarantor is, and after giving effect to the offering and sale of the Securities and the application of the proceeds thereof as described in the Pricing Disclosure Package and Offering Circular, none of them will be, an “investment company”, as such term is defined in the U.S. Investment Company Act of 1940, as amended (the “Investment Company Act”);

(s)

Neither the Company nor any person acting on its or their behalf (other than the Purchasers, as to whom the Company and Guarantors make no representation) has offered or sold the Securities by means of any general solicitation or general advertising within the meaning of Rule 502(c) under the Act or, with respect to Securities sold outside the United States to non-U.S. persons (as defined in Rule 902 under the Act), by means of any directed selling efforts within the meaning of Rule 902 under the Securities Act and the Company, any affiliate of the Company and any person acting on its or their behalf (other than the Purchasers, as to whom the Company makes no representation) has complied with and will implement the “offering restriction” within the meaning of such Rule 902;

(t)

Within the preceding six months neither the Company nor any other person acting on behalf of the Company has offered or sold to any person any Securities, or any securities of the same or a similar class as the Securities, other than Securities offered or sold to the Purchasers hereunder. The Company will take reasonable precautions designed to ensure that any offer or sale, direct or indirect, in the United States or to any U.S. person (as defined in Rule 902 under the Act) of any Securities or any substantially similar security issued by the Company, within six months subsequent to the date on which the distribution of the Securities has been completed (as notified to the Company by the Representatives), is made under restrictions and other circumstances reasonably designed not to affect the status of the offer and sale of the Securities in the United States and to U.S. persons contemplated by this Agreement as transactions exempt from the registration provisions of the Securities Act;

(u)

The Company and its subsidiaries maintain systems of internal accounting controls sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”) and the applicable accounting standards of their jurisdiction of organization, including internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with IFRS and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Except as disclosed in the Pricing Circular and the Offering Circular, there are no material weaknesses or significant deficiencies in the Company’s internal controls;

(v)

Since the date of the latest audited financial statements incorporated by reference in the Pricing Circular, there has been no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting;

(w)

Ernst & Young Auditores Independentes S.S., which has audited certain financial statements of the Company and its subsidiaries, is an independent registered public accounting firm with respect to the Company as required by the Public Company Accounting Oversight Board (United States);

(x)

The consolidated historical financial statements of the Company and its subsidiaries and the related notes thereto incorporated by reference in each of the Pricing Circular and the Offering Circular present fairly in all material respects the financial position of the Company and its subsidiaries as of the dates indicated, the results of their operations and the changes in their cash flows for the periods specified; such financial statements have been prepared in conformity with IFRS applied on a consistent basis throughout the periods covered thereby (except as otherwise noted therein); and the other financial information incorporated by reference in each of the Pricing Circular and the Offering Circular, including the consolidated financial information of the Restricted Group (as such term is defined in the Pricing Circular and the Offering Circular), has been derived from the accounting records of the Company and its subsidiaries and presents fairly in all material respects the information shown thereby;

(y)

(i) The Company and its subsidiaries own or have the right to use all patents, patent applications, trademarks, service marks, trade names, trademark registrations, service mark registrations, domain names and other source indicators, copyrights and copyrightable works, know-how, trade secrets, systems, procedures, proprietary or confidential information and all other worldwide intellectual property, industrial property and proprietary rights (collectively, “Intellectual Property”) used in the conduct of their respective businesses; and the expected expiration of any of such Intellectual Property would not result in a Material Adverse Change; (ii) the Company and its subsidiaries have not received any written notice of any claim relating to Intellectual Property, which infringement or conflict, if the subject of an unfavorable decision, would result in a Material Adverse Change; and (iii) to the knowledge of the Company, the Intellectual Property of the Company and its subsidiaries is not being infringed, misappropriated or otherwise violated by any person;

(z)

The Company and its subsidiaries have filed all necessary federal, state and foreign tax returns or have properly requested extensions thereof and have paid all taxes required to be paid by any of them and, if due and payable, any related or similar assessment, fine or penalty levied against any of them, except (i) for any payments as may be contested in good faith and by appropriate proceedings and for which the Company has established adequate reserves in accordance with IFRS or (ii) where the failure to make such filings or payment would not, individually or in the aggregate, result in a Material Adverse Change;

(aa)

The Company and its subsidiaries possess all licenses, sub-licenses, certificates, permits and other authorizations issued by, and have made all declarations and filings with, the appropriate federal, state or foreign governmental or regulatory authorities that are necessary for the ownership or lease of their respective properties or the conduct of their respective businesses as described in each of the Pricing Circular and the Offering Circular, except where the failure to possess or make the same would not, individually or in the aggregate, result in a Material Adverse Change; and except as described in each of the Pricing Circular and the Offering Circular, neither the Company nor any of its subsidiaries has received notice of any revocation or modification of any such license, sub-license, certificate, permit or authorization, which, individually or in the aggregate, if the subject of an unfavorable decision or modification, would result in a Material Adverse Change;

(bb)

Except as disclosed in the Pricing Circular and the Offering Circular, no labor disturbance by or dispute with employees of the Company or any of its subsidiaries exists or, to the best knowledge of the Company and each of the Guarantors, is contemplated or threatened, except as would not result in a Material Adverse Change. Neither the Company nor any of its subsidiaries has received any notice of cancellation or termination with respect to any collective bargaining agreement to which it is a party;

(cc)

(i) The Company and its subsidiaries (x) are, in compliance with any and all applicable federal, state and foreign laws, rules, regulations, requirements, decisions and orders relating to the protection of human health or safety, the environment, natural resources, hazardous or toxic substances or wastes, pollutants or contaminants (collectively, “Environmental Laws”), (y) have received and are in compliance with all permits, licenses, certificates or other authorizations or approvals required of them under applicable Environmental Laws to conduct their respective businesses, and (z) have not received notice of any actual or potential liability under or relating to any Environmental Laws, including for the investigation or remediation of any disposal or release of hazardous or toxic substances or wastes, pollutants or contaminants, and have no knowledge of any event or condition that would reasonably be expected to result in any such notice, and (ii) there are no costs or liabilities associated with Environmental Laws of or relating to the Company or its subsidiaries, except in the case of each of (i) and (ii) above, for any such failure to comply, or failure to receive required permits, licenses or approvals, or cost or liability, as would not, individually or in the aggregate, result in a Material Adverse Change; and (iii) except as described in each of the Pricing Circular and the Offering Circular, (x) there are no proceedings that are pending, or that are known to be contemplated, against the Company or any of its subsidiaries under any Environmental Laws in which a governmental entity is also a party, other than such proceedings regarding which it is reasonably believed no monetary sanctions of U.S.$100,000 or more will be imposed, (y) the Company and its subsidiaries are not aware of any issues regarding compliance with Environmental Laws, or liabilities or other obligations under Environmental Laws or concerning hazardous or toxic substances or wastes, pollutants or contaminants, that could reasonably be expected to have a material effect on the capital expenditures, earnings or competitive position of the Company and its subsidiaries, and (z) none of the Company and its subsidiaries anticipates material capital expenditures relating to any Environmental Laws;

(dd)

The Company and its subsidiaries have insurance covering their respective properties, operations, personnel and businesses, including business interruption insurance, which insurance is in amounts and insures against such losses and risks as are adequate to protect the Company and its subsidiaries and their respective businesses, except where the failure to maintain such insurance would not result in a Material Adverse Change; and neither the Company nor any of its subsidiaries has (i) received notice from any insurer or agent of such insurer that capital improvements or other expenditures are required or necessary to be made in order to continue such insurance or (ii) any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not result in a Material Adverse Change, except as set forth in or contemplated in the Pricing Circular and the Offering Circular;

(ee)

On and immediately after each of (i) the Time of Delivery and (ii) the entry by a Schedule V Guarantor into a Supplemental Indenture, the Company and each Guarantor (after giving effect to the issuance and sale of the Securities, the issuance of the Guarantees and the other transactions related thereto as described in each of the Pricing Circular and the Offering Circular) will be Solvent. As used in this paragraph, the term “Solvent” means, with respect to a particular date and entity, that on such date (i) the fair value (and present fair saleable value) of the assets of such entity is not less than the total amount required to pay the probable liability of such entity on its total existing debts and liabilities (including contingent liabilities) as they become absolute and matured; (ii) such entity is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and commitments as they mature and become due in the normal course of business; (iii) assuming consummation of the issuance and sale of the Securities and the issuance of the Guarantees as contemplated by this Agreement, the Pricing Circular and the Offering Circular, such entity does not have, intend to incur or believe that it will incur debts or liabilities beyond its ability to pay as such debts and liabilities mature; and (iv) such entity is not engaged in any business or transaction, and does not propose to engage in any business or transaction, for which its property would constitute unreasonably small capital;

(ff)

The operations of the Company and its subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes and the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of the Company’s subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Company or the Guarantors, threatened;

(gg)

None of the Company, any Guarantor, any of their subsidiaries or, to the knowledge of the Company or any Guarantor, any director, officer, agent, employee or affiliate of the Company, any Guarantor or any of their subsidiaries is currently the subject of any sanctions administered or enforced by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”), the United Nations Security Council (“UNSC”), the European Union (“EU”) or Her Majesty’s Treasury (“HMT”) (collectively, “Sanctions”), and the Company will not directly or indirectly use the proceeds of the offering of the Securities hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity (i) to fund or facilitate any activities of or business with any person, or in any country or territory, that, at the time of such funding, is the subject or the target of Sanctions or (ii) in any other manner that will result in a violation by any person (including any person participating in the transaction, whether as underwriter, advisor, investor or otherwise) of Sanctions;

(hh)

None of the Company, any Guarantor, any of their respective subsidiaries or, to the knowledge of the Company or any Guarantor, any director, officer, agent, employee or affiliate of the Company, any Guarantor or any of their respective subsidiaries has (i) used corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977; (iv) violated or is in violation of any provision of the Bribery Act 2010 of the United Kingdom; or (v) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment;

(ii)

Assuming the accuracy of the representations and warranties of the Purchasers contained in Section 3 (including Annex I hereto) and their compliance with their agreements set forth therein, it is not necessary, in connection with the issuance and sale of the Securities to the Purchasers and the offer, resale and delivery of the Securities by the Purchasers in the manner contemplated by this Agreement, the Pricing Disclosure Package and the Offering Circular, to register the Securities under the Securities Act or to qualify the Indenture under the Trust Indenture Act of 1939 (the “Trust Indenture Act”);

(jj)

Neither the Company nor any of its subsidiaries is a party to any contract, agreement or understanding with any person (other than this Agreement) that would give rise to a valid claim against any of them or any Purchaser for a brokerage commission, finder’s fee or like payment in connection with the offering and sale of the Securities.

(kk)

No forward-looking statement (within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act) included in or incorporated by reference in any of the Pricing Circular or the Offering Circular has been made or reaffirmed without a reasonable basis or has been disclosed other than in good faith;

(ll)

Nothing has come to the attention of the Company or any Guarantor that has caused the Company or such Guarantor to believe that the industry statistical and market-related data included in or incorporated by reference in each of the Pricing Circular and the Offering Circular is not based on or derived from sources that are reliable and accurate in all material respects;

(mm)

Other than as described in the Offering Circular, there are no stamp or other issuance or transfer taxes or duties required to be paid by or on behalf of the Purchasers in connection with the execution and delivery of this Agreement or the offer or sale of the Securities contemplated by this Agreement;

(nn)

Except as disclosed in each of the Pricing Circular and the Offering Circular, all interest, principal, premium, if any, additional amounts, if any, and other payments under the Indenture, the Securities or the Guarantees, under the current laws and regulations of Luxembourg, Spain, Mexico, Chile, Colombia, Peru, Brazil and Argentina, any political subdivision thereof (each, a “Taxing Jurisdiction”), will not be subject to withholding or deduction on account of tax under the current laws and regulations of the Taxing Jurisdiction;

(oo)

None of the Company or any of the Guarantors, and none of their respective properties or assets, has any immunity from the jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, executing or otherwise) under the laws of any jurisdiction in which it has been incorporated or in which any of its property or assets are held;

(pp)

Each of the Company and the Guarantors has the power to submit, and pursuant to this Agreement, the Indenture and each other document to which it is a party governed by New York law has submitted, or at the Time of Delivery, or, in the case of the Schedule V Guarantors, at the time they become party to the Indenture, will have submitted, legally, validly, effectively and irrevocably, to the jurisdiction of any U.S. Federal or New York State court in the Borough of Manhattan in the City of New York, New York; and each of the Company and the Guarantors has the power to designate, appoint and empower, and pursuant to this Agreement, the Indenture and each other document governed by New York law has, or at the Time of Delivery, or, in the case of the Schedule V Guarantors, at the time they become party to the Indenture, will have, designated, appointed and empowered, validly, effectively and irrevocably, an agent for service of process in any suit or proceeding based on or arising under this Agreement, the Indenture and each such document in any U.S. Federal or New York State court in the Borough of Manhattan in the City of New York, as provided herein and therein; and

(qq)	No exchange control authorization or any other authorization, approval, consent or license of any governmental or regulatory authority or court in Luxembourg, Spain, Mexico, Chile,

Colombia, Peru, Brazil and Argentina, or any political subdivision thereof is required for the payment of any amounts payable under this Agreement, the Indenture, the Securities, the Guarantees, the lntercreditor Agreement or the Pledge Agreements and may be paid according to foreign exchange regulation.

2.

Subject to the terms and conditions herein set forth, the Company agrees to issue and sell to each of the Purchasers, and each of the Purchasers agrees, severally and not jointly, to purchase from the Company, at a purchase price of 99.0% of the principal amount thereof, plus accrued interest, if any, from August 10, 2017 to the Time of Delivery hereunder, the principal amount of Securities set forth opposite the name of such Purchaser in Schedule I hereto.

3.

Upon the authorization by you of the release of the Securities, the several Purchasers propose to offer the Securities for sale upon the terms and conditions set forth in this Agreement and the Offering Circular and each Purchaser hereby represents and warrants to, and agrees with the Company that:

(a)

It will offer and sell the Securities only to: (i) persons who it reasonably believes are “qualified institutional buyers” (“QIBs”) within the meaning of Rule 144A under the Act in transactions meeting the requirements of Rule 144A, or, (ii) upon the terms and conditions set forth in Annex I to this Agreement;

(b)	It is an Institutional Accredited Investor; and

(c)	It will not offer or sell the Securities by any form of general solicitation or general advertising, including but not limited to the methods described in Rule 502(c) under the Act.

4.	(a)

The Securities to be purchased by each Purchaser hereunder will be represented by one or more definitive global Securities in book-entry form which will be deposited by or on behalf of the Company with The Depository Trust Company (“DTC”) or its designated custodian. The Company will deliver the Securities to Goldman Sachs & Co. LLC, for the account of each Purchaser, against payment by or on behalf of such Purchaser of the purchase price therefor by wire transfer in Federal (same day) funds to the account or accounts specified by the Company, by causing DTC to credit the Securities to the account of Goldman Sachs & Co. LLC at DTC. The Company will cause the certificates representing the Securities to be made available to Goldman Sachs & Co. LLC for checking at least twenty-four hours prior to the Time of Delivery at the office of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York, 10017 (the “Closing Location”). The time and date of such delivery and payment shall be 9:30 a.m., New York City time, on August 10, 2017 or such other time and date as Goldman Sachs & Co. LLC and the Company may agree upon in writing. Such time and date are herein called the “Time of Delivery”.

(b)

The documents to be delivered at the Time of Delivery by or on behalf of the parties hereto pursuant to Section 8 hereof, including the cross-receipt for the Securities and any additional documents reasonably requested by the Purchasers pursuant to Section 8(n) hereof, will be delivered at such time and date at the Closing Location, and the Securities will be delivered at DTC or its designated custodian, all at the Time of Delivery.

5.

The Company and the Schedule IV Guarantors covenant and agree, jointly and severally, and, upon execution of the Joinder Agreement, the Schedule V Guarantors, jointly and severally, covenant and agree, with each of the Purchasers:

(a)

To prepare the Offering Circular in a form approved by you; to make no amendment or any supplement to the Offering Circular which shall be disapproved by you promptly after reasonable notice thereof; and to furnish you with copies thereof;

(b)

Promptly from time to time to take such action as you may reasonably request to qualify the Securities (including the Guarantees) for offering and sale under the securities laws of such jurisdictions as you may request and to comply with such laws so as to permit the continuance of sales and dealings therein in such jurisdictions for as long as may be necessary to complete the initial distribution of the Securities, provided that in connection therewith neither the Company nor the Guarantors shall be required to qualify as a foreign corporation or to file a general consent to service of process in any jurisdiction;

(c)

To furnish the Purchasers with written and electronic copies thereof in such quantities as you may from time to time reasonably request, and if, at any time prior to the completion of the placement of the Securities by the Purchasers, any event shall have occurred as a result of which the Offering Circular as then amended or supplemented would include an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made when such Offering Circular is delivered, not misleading, or, if for any other reason it shall be necessary or desirable during such same period to amend or supplement the Offering Circular, to notify you and upon your request to prepare and furnish without charge to each Purchaser and to any dealer in securities as many written and electronic copies as you may from time to time reasonably request of an amended Offering Circular or a supplement to the Offering Circular which will correct such statement or omission or effect such compliance;

(d)

During the period beginning from the date hereof and continuing until the date 60 days after the Time of Delivery, not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise transfer or dispose of, directly or indirectly, or file with the Securities and Exchange Commission (the “Commission”) a registration statement under the Act relating to any securities of the Company that are substantially similar to the Securities, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing without your prior written consent;

(e)

Not to be or become, at any time prior to the expiration of two years after the Time of Delivery, an open-end investment company, unit investment trust, closed-end investment company or face-amount certificate company that is or is required to be registered under Section 8 of the Investment Company Act;

(f)

For so long as any of the Securities are outstanding and are “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, at any time when the Company is not subject to Section 13 or 15(d) of the Exchange Act, for the benefit of holders from time to time of the Securities, to furnish at the Company’s expense, upon request, to holders of the Securities and prospective purchasers of securities information (the “Additional Issuer Information”) satisfying the requirements of subsection (d)(4)(i) of Rule 144A under the Act;

(g)

During the period of one year after the Time of Delivery, the Company will not, and will not permit any of its “affiliates” (as defined in Rule 144 under the Act) to, resell any of the Securities which constitute “restricted securities” under Rule 144 that have been reacquired by any of them, except for securities resold in a transaction registered under the Securities Act;

(h)

To use the net proceeds received by it from the sale of the Securities pursuant to this Agreement in the manner specified in the Pricing Circular and Offering Circular under the caption “Use of Proceeds”;

(i)

The Company will use its commercially reasonable efforts to cause the Securities to be listed on the International Stock Exchange (the “TISE”) and to admit the Securities for trading on the exchange market thereof;

(j)

The Company will use its commercially reasonable efforts to cause the Schedule V Guarantors, within 15 Business Days of the Time of Delivery, to (i) provide Guarantees for the Securities pursuant to a Supplemental Indenture and (ii) become party to this Agreement pursuant to a Joinder Agreement;

(k)

The Company will, and will use its commercially reasonable efforts to cause each of its subsidiaries that are the direct parents of the Guarantors and Atento Argentina S.A. to grant a first priority security interest in the capital stock of (i) the Company, at the Time of Delivery and (ii) Atento Argentina S.A. and each of the Guarantors, within 120 days of the Time of Delivery, to the Trustee, for the benefit of the holders of the Securities, pursuant to a Pledge Agreement;

(l)

Each of (i) Gonzalez Calvillo Abogados, counsel for the Mexican Guarantors in Mexico, (ii) Uría Menéndez, counsel for the Spanish Guarantors in Spain, (iii) Brigard & Urrutia, counsel for the Colombian Guarantors in Colombia, (iv) Berninzon & Benavides Abogados, counsel for the Peruvian Guarantors in Peru and (v) Carey y Cia. Ltda., counsel for the Chilean Guarantors in Chile, shall have furnished to you their written opinion, dated the date on which the relevant Guarantor enters into a Supplemental Indenture, in form and substance satisfactory to the Representatives; and

(m)

Each of (i) Gonzalez Calvillo Abogados, counsel for the Mexican Guarantors in Mexico, (ii) Uría Menéndez, counsel for the Spanish Guarantors in Spain, (iii) Brigard & Urrutia, counsel for the Colombian Guarantors in Colombia, (iv) Berninzon & Benavides Abogados, counsel for the Peruvian Guarantors in Peru, (v) Carey y Cia. Ltda., counsel for the Chilean Guarantors in Chile, (vi) Souza, Cescon, Barrieu, & Flesch Advogados, counsel for the Brazilian Guarantor in Brazil and Lefosse Advogados, counsel for the Purchasers in Brazil, (vii) Marval, O’Farrell & Mairal, counsel for Atento Argentina S.A. in Argentina and (viii) Arendt & Medernach S.A., counsel for MidCo and the Company in Luxembourg, shall have furnished to you their written opinion, dated the date on which the capital stock of the relevant pledgor is pledged pursuant to a Pledge Agreement, in form and substance satisfactory to the Representatives.

6.

(a)

(i) The Company represents and agrees that, without the prior consent of the Representatives, it has not made and will not make any offer relating to the Securities that, if the offering of the Securities contemplated by this Agreement were conducted as a public offering pursuant to a registration statement filed under the Act with the Commission, would constitute an “issuer free writing prospectus,” as defined in Rule 433 under the Act (any such offer is hereinafter referred to as a “Company Supplemental Disclosure Document”);

(ii)        each Purchaser represents and agrees that, without the prior consent of the Company and the Representatives, other than one or more term sheets relating to the Securities containing customary information and conveyed to purchasers of securities, it has not made and will not make any offer relating to the Securities that, if the offering of the Securities contemplated by this Agreement were conducted as a public offering pursuant to a registration statement filed under the Act with the Commission, would constitute a “free writing prospectus,” as defined in Rule 405 under the Act (any such offer (other than any such term sheets), is hereinafter referred to as a “Purchaser Supplemental Disclosure Document”); and

(iii)        any Company Supplemental Disclosure Document or Purchaser Supplemental Disclosure Document the use of which has been consented to by the Company and the Representatives is listed on Schedule ll(a) hereto.

7.

The Company covenants and agrees with the several Purchasers that the Company will pay or cause to be paid the following: (i) the fees, disbursements and expenses of the Company’s counsel (including foreign counsel) and accountants in connection with the issue of the Securities and all other expenses in connection with the preparation, printing, reproduction and filing of the Preliminary Offering Circular and the Offering Circular and any amendments and supplements thereto and the mailing and delivering of copies thereof to the Purchasers and dealers; (ii) the cost of printing or producing any agreement among Purchasers, this Agreement, the Indenture, the lntercreditor Agreement, the Pledge Agreements, the Blue Sky Memorandum, closing documents (including any compilations thereof) and any other documents in connection with the offering, purchase, sale and delivery of the Securities; (iii) all expenses in connection with the qualification of the Securities for offering and sale under state securities laws as provided in Section 5(b) hereof, including the fees and disbursements of counsel for the Purchasers in connection with such qualification and in connection with the Blue Sky and legal investment surveys; (iv) any fees charged by securities rating services for rating the Securities; (v) the cost of preparing the Securities; (vi) the fees and expenses of the Trustee and the Collateral Agent and any agent of the Trustee or the Collateral Agent and the fees and disbursements of counsel for the Trustee and the Collateral Agent in connection with the Indenture, the Securities, the lntercreditor Agreement and the Pledge Agreements; (vii) the fees and expenses incurred with respect to creating and perfecting the security interests in the Collateral as contemplated by the Pledge Agreements; (viii) the costs and expenses of listing the Securities on the TISE; (ix) all other costs and expenses incident to the performance of its obligations hereunder which are not otherwise specifically provided for in this Section (which shall include any expenses of the Purchasers incurred in connection with the roadshow for the offering of the Securities) and (x) the fees, disbursements and expenses of Purchasers’ counsel (including foreign counsel) in connection with the issue of the Securities (provided that if the offering of the Securities is consummated, the Company shall not be responsible for any fees, disbursements and expenses under (x) in excess of U.S.400,000). It is understood, however, that, except as provided in this Section and Sections 9 and 12 hereof, and without prejudice to the representations and warranties set forth in Section 1 hereof, the Purchasers will pay all of their own costs and expenses, transfer taxes and any tax on net income, profit or gain on resale of any of the Securities by them, and any advertising expenses connected with any offers they may make.

8.

The obligations of the Purchasers hereunder shall be subject, in their discretion, to the condition that all representations and warranties and other statements of the Company and the Schedule IV Guarantors herein are, at and as of the Time of Delivery, true and correct, the condition that the Company and the Schedule IV Guarantors shall have performed all of their respective obligations hereunder theretofore to be performed, and the following additional conditions:

(a)

Davis Polk & Wardwell LLP, counsel for the Purchasers, shall have furnished to you their opinion and 10b-5 statement, dated the Time of Delivery, in form and substance satisfactory to you, and such counsel shall have received such papers and information as they may reasonably request to enable them to pass upon such matters;

(b)

Kirkland & Ellis LLP, counsel for the Company, shall have furnished to you their written opinion and 10b-5 statement, dated the Time of Delivery, in form and substance satisfactory to the Representatives;

(c)

Arendt & Medernach S.A., counsel for MidCo and the Company in Luxembourg, shall have furnished to you their written opinion, dated the Time of Delivery, in form and substance satisfactory to the Representatives;

(d)

Each of Souza, Cescon, Barrieu, & Flesch Advogados, counsel for the Brazilian Guarantor in Brazil and Lefosse Advogados, counsel for the Purchasers in Brazil, shall have furnished to you their written opinion and 10b-5 statement, dated the Time of Delivery, in form and substance satisfactory to the Representatives;

(e)

Each of (i) Gonzalez Calvillo Abogados, counsel for the Mexican Guarantors in Mexico and (ii) Uría Menéndez, counsel for the Spanish Guarantors in Spain, shall have furnished to you their written opinion, dated the Time of Delivery, in form and substance satisfactory to the Representatives;

(f)

On the date hereof and also at the Time of Delivery, Ernst & Young Auditores Independentes S.S. shall have furnished to you a letter or letters, dated the respective dates of delivery thereof, in form and substance satisfactory to you;

(g)	(i)

(x) None of the Company or any of its subsidiaries shall have sustained since the date of the latest audited financial statements incorporated by reference in the Pricing Circular any loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, otherwise than as set forth or contemplated in the Pricing Circular, and (y) since the respective dates as of which information is given in the Pricing Circular there shall not have been any change in the capital stock or long-term debt of any of the Company or any of its subsidiaries or any change, or any development involving a prospective change, in or affecting the general affairs, management, financial position, stockholders’ equity or results of operations of the Company nor any of its subsidiaries, otherwise than as set forth or contemplated in the Pricing Circular, the effect of which, in any such case described in clause (x) or (y), is in your judgment so material and adverse as to make it impracticable or inadvisable to proceed with the offering or the delivery of the Securities on the terms and in the manner contemplated in this Agreement and in the Offering Circular; and

(ii)

No action shall have been taken and no statute, rule, regulation or order shall have been enacted, adopted or issued by any federal, state or foreign governmental or regulatory authority that would, as of the Time of Delivery, prevent the issuance or sale of the Securities or the issuance of the Guarantees; and no injunction or order of any federal, state or foreign court shall have been issued that would, as of the Time of Delivery, prevent the issuance or sale of the Securities or the issuance of the Guarantees.

(h)	On or after the Applicable Time (i) no downgrading shall have occurred in the rating accorded the debt securities of the Company by any “nationally recognized statistical rating organization,”

as that term is defined by the Commission for purposes of Section 3(a)(62) of the Exchange Act, and (ii) no such organization shall have publicly announced that it has under surveillance or review, with possible negative implications, its rating of any of the debt securities of the Company;

(i)

On or after the Applicable Time there shall not have occurred any of the following: (i) a suspension or material limitation in trading in securities generally on the New York Stock Exchange or the over-the-counter market; (ii) a suspension or material limitation in trading in the Company’s securities on any exchange or the over-the-counter market; (iii) a general moratorium on commercial banking activities declared by either Federal or New York State authorities or a material disruption in commercial banking or securities settlement or clearance services in the United States; (iv) the outbreak or escalation of hostilities involving the United States or the declaration by the United States of a national emergency or war or (v) the occurrence of any other hostility, calamity or crisis or any change in financial, political or economic conditions in the United States or elsewhere, if the effect of any such event specified in clause (iv) or (v) in your judgment makes it impracticable or inadvisable to proceed with the offering or the delivery of the Securities on the terms and in the manner contemplated in the Offering Circular;

(j)

You shall have received conformed counterparts of the lntercreditor Agreement that shall have been executed and delivered by duly authorized officers of each party thereto, in form and substance satisfactory to the Representatives;

(k)

The Indenture shall have been duly executed and delivered by a duly authorized officer of each of the Trustee and the Collateral Agent, and the Securities shall have been duly executed and delivered by a duly authorized officer of and duly authenticated by the Trustee;

(l)

Concurrently with or prior to the Time of Delivery, the Transactions shall have been consummated in a manner consistent in all material respects with the descriptions thereof in the Pricing Circular and the Offering Circular;

(m)	The Securities shall be eligible for clearance and settlement through DTC;

(n)

The Company and the Schedule IV Guarantors shall have furnished or caused to be furnished to you at the Time of Delivery certificates of officers of the Company and the Schedule IV Guarantors satisfactory to you as to the accuracy of the representations and warranties of the Company and the Schedule IV Guarantors herein at and as of such Time of Delivery, as to the performance by the Company and the Schedule IV Guarantors of all of their respective obligations hereunder to be performed at or prior to such Time of Delivery, as to the matters set forth in subsection (g) of this Section 8 and as to such other matters as you may reasonably request.

9.	(a)

The Company and the Schedule IV Guarantors, jointly and severally, and upon execution of a Joinder Agreement, each of the Schedule V Guarantors, jointly and severally, will indemnify and hold harmless each Purchaser against any losses, claims, damages or liabilities, joint or several, to which such Purchaser may become subject, under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in any Preliminary Offering Circular, the Pricing Circular, the Offering Circular, or any amendment or supplement thereto, or any Company Supplemental Disclosure Document, or arise out of or are based upon the omission or alleged omission to state therein a material fact necessary to make the statements therein not misleading, and will reimburse each Purchaser for any legal or other expenses reasonably incurred by such Purchaser in connection with investigating or defending any such action or claim as such expenses are incurred; provided, however, that neither the Company nor any of the Guarantors shall be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in any Preliminary Offering Circular, the Pricing Circular, the Offering Circular or any such amendment or supplement, or any Company Supplemental Disclosure Document, in reliance upon and in conformity with written information furnished to the Company by any Purchaser through the Representatives expressly for use therein, it being understood and agreed that the only such information consists of the information described as such in subsection (b) below. This indemnity will be in addition to any liability that the Company may otherwise have.

(b)

Each Purchaser will indemnify and hold harmless the Company, the Schedule IV Guarantors and, upon execution of the Joinder Agreement, the Schedule V Guarantors, against any losses, claims, damages or liabilities to which the Company or the Guarantors may become subject, under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in any Preliminary Offering Circular, the Pricing Circular, the Offering Circular, or any amendment or supplement thereto, or any Company Supplemental Disclosure Document, or arise out of or are based upon the omission or alleged omission to state therein a material fact or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in any Preliminary Offering Circular, the Pricing Circular, the Offering Circular or any such amendment or supplement, or any Company Supplemental Disclosure Document in reliance upon and in conformity with written information furnished to the Company by such Purchaser through the Representatives expressly for use therein; and will reimburse the Company and the Guarantors for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such action or claim as such expenses are incurred. For purposes of this Agreement, paragraphs 8 and 10 of the section entitled “Plan of Distribution” in the Offering Circular (or any such amendment or supplement, or any Company Supplemental Disclosure Document) constitute the only written information furnished to the Company by the Purchasers through the Representatives expressly for use in any such documents.

(c)

Promptly after receipt by an indemnified party under subsection (a) or (b) above of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under such subsection, notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party (i) will not relieve it from liability under subsection (a) or (b) above unless and to the extent it did not otherwise learn of such action and such failure results in the forfeiture by the indemnifying party of substantial rights and defenses and (ii) will not, in any event, relieve the indemnifying party from any obligations to any indemnified party other than the indemnification obligation provided in subsection (a) or (b) above. The indemnifying party shall be entitled to appoint counsel (including one local counsel per applicable jurisdiction) of the indemnifying party’s choice at the indemnifying party’s expense to represent the indemnified party in any action for which indemnification is sought (in which case the indemnifying party shall not thereafter be responsible for the fees and expenses of any separate counsel, other than local counsel if not appointed by the indemnifying party, retained by the indemnified party or parties except as set forth below); provided, however, that such counsel shall be satisfactory to the indemnified party. Notwithstanding the indemnifying party’s election to appoint counsel (including one local counsel per applicable jurisdiction) to represent the indemnified party in an action, the indemnified party shall have the right to employ separate counsel (including local counsel), and the indemnifying party shall bear the reasonable fees, costs and expenses of such separate counsel if (i) the use of counsel chosen by the indemnifying party to represent the indemnified party would present such counsel with a conflict of interest; (ii) the actual or potential defendants in, or targets of, any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be legal defenses available to it and/or other indemnified parties that are different from or additional to those available to the indemnifying party; (iii) the indemnifying party shall not have employed counsel satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of the institution of such action; or (iv) the indemnifying party shall authorize the indemnified party to employ separate counsel at the expense of the indemnifying party. No indemnifying party shall, without the written consent of the indemnified party, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified party is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (i) includes an unconditional release of the indemnified party from all liability arising out of such action or claim and (ii) does not include a statement as to, or an admission of, fault, culpability or a failure to act, by or on behalf of any indemnified party.

(d)

If the indemnification provided for in this Section 9 is unavailable to or insufficient to hold harmless an indemnified party under subsection (a) or (b) above in respect of any losses, claims, damages or liabilities (or actions in respect thereof) referred to therein, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (or actions in respect thereof) in such proportion as is appropriate to reflect the relative benefits received by the Company and the Guarantors on the one hand and the Purchasers on the other from the offering of the Securities. If, however, the allocation provided by the immediately preceding sentence is not permitted by applicable law or if the indemnified party failed to give the notice required under subsection (c) above, then each indemnifying party shall contribute to such amount paid or payable by such indemnified party in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Company and the Guarantors on the one hand and the Purchasers on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities (or actions in respect thereof), as well as any other relevant equitable considerations. The relative benefits received by the Company and the Guarantors on the one hand and the Purchasers on the other shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) received by the Company bear to the total underwriting discounts and commissions received by the Purchasers, in each case as set forth in the Offering Circular. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company and the Guarantors on the one hand or the Purchasers on the other and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. Each of the Company, the Guarantors and the Purchasers agree that it would not be just and equitable if contribution pursuant to this subsection (d) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above in this subsection (d). The amount paid or payable by an indemnified party as a result of the losses, claims, damages or liabilities (or actions in respect thereof) referred to above in this subsection (d) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this subsection (d), no Purchaser shall be required to contribute any amount in excess of the amount by which the total price at which the Securities underwritten by it and distributed to investors were offered to investors exceeds the amount of any damages which such Purchaser has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. The Purchasers’ obligations in this subsection (d) to contribute are several in proportion to their respective underwriting obligations and not joint.

(e)

The obligations of the Company and the Guarantors under this Section 9 shall be in addition to any liability which the Company and the Guarantors may otherwise have and shall extend, upon the same terms and conditions, to each person, if any, who controls any Purchaser within the meaning of the Act and any broker dealer affiliate of a Purchaser; and the obligations of the Purchasers under this Section 9 shall be in addition to any liability which the respective Purchasers may otherwise have and shall extend, upon the same terms and conditions, to each officer and director of the Company and to each person, if any, who controls the Company within the meaning of the Act.

10.	(a)

If any Purchaser shall default in its obligation to purchase the Securities which it has agreed to purchase hereunder, you may in your discretion arrange for you or another party or other parties to purchase such Securities on the terms contained herein. If within thirty-six hours after such default by any Purchaser you do not arrange for the purchase of such Securities, then the Company shall be entitled to a further period of thirty-six hours within which to procure another party or other parties satisfactory to you to purchase such Securities on such terms. In the event that, within the respective prescribed periods, you notify the Company that you have so arranged for the purchase of such Securities, or the Company notifies you that it has so arranged for the purchase of such Securities, you or the Company shall have the right to postpone the Time of Delivery for a period of not more than seven days, in order to effect whatever changes may thereby be made necessary in the Offering Circular, or in any other documents or arrangements, and the Company agrees to prepare promptly any amendments to the Offering Circular which in your opinion may thereby be made necessary. The term “Purchaser” as used in this Agreement shall include any person substituted under this Section 10 with like effect as if such person had originally been a party to this Agreement with respect to such Securities.

(b)

If, after giving effect to any arrangements for the purchase of the Securities of a defaulting Purchaser or Purchasers by you and the Company as provided in subsection (a) above, the aggregate principal amount of such Securities which remains unpurchased does not exceed one-tenth of the aggregate principal amount of all the Securities, then the Company shall have the right to require each non-defaulting Purchaser to purchase the principal amount of Securities which such Purchaser agreed to purchase hereunder and, in addition, to require each non-defaulting Purchaser to purchase its pro rata share (based on the principal amount of Securities which such Purchaser agreed to purchase hereunder) of the Securities of such defaulting Purchaser or Purchasers for which such arrangements have not been made; but nothing herein shall relieve a defaulting Purchaser from liability for its default.

(c)

If, after giving effect to any arrangements for the purchase of the Securities of a defaulting Purchaser or Purchasers by you and the Company as provided in subsection (a) above, the aggregate principal amount of Securities which remains unpurchased exceeds one-tenth of the aggregate principal amount of all the Securities, or if the Company shall not exercise the right described in subsection (b) above to require non-defaulting Purchasers to purchase Securities of a defaulting Purchaser or Purchasers, then this Agreement shall thereupon terminate, without liability on the part of any non-defaulting Purchaser or the Company, except for the expenses to be borne by the Company and the Purchasers as provided in Section 7 hereof and the indemnity and contribution agreements in Section 9 hereof; but nothing herein shall relieve a defaulting Purchaser from liability for its default.

11.

The respective indemnities, agreements, representations, warranties and other statements of the Company, the Guarantors and the several Purchasers, as set forth in this Agreement or made by or on behalf of them, respectively, pursuant to this Agreement, shall remain in full force and effect, regardless of any investigation (or any statement as to the results thereof) made by or on behalf of any Purchaser or any controlling person of any Purchaser, the Company, or the Guarantors, or any officer or director or controlling person of the Company or the Guarantors, and shall survive delivery of and payment for the Securities.

12.

If this Agreement shall be terminated pursuant to Section 10 hereof, the Company shall not then be under any liability to any Purchaser except as provided in Sections 7 and 9 hereof; but, if for any other reason, the Securities are not delivered by or on behalf of the Company as provided herein, the Company will reimburse the Purchasers through you for all expenses approved in writing by you, including fees and disbursements of counsel (including foreign counsel), reasonably incurred by the Purchasers in making preparations for the purchase, sale and delivery of the Securities, but the Company shall then be under no further liability to any Purchaser except as provided in Sections 7 and 9 hereof.

13.

In all dealings hereunder, you shall act on behalf of each of the Purchasers, and the parties hereto shall be entitled to act and rely upon any statement, request, notice or agreement on behalf of any Purchaser made or given by you by the Representatives on behalf of you as the Representatives.

All statements, requests, notices and agreements hereunder shall be in writing, and if to the Purchasers shall be delivered or sent by mail or facsimile transmission to you as the representatives in care of Goldman Sachs & Co. LLC, 200 West Street, New York, New York 10282- 2198, Attention: Registration Department; and if to the Company shall be delivered or sent by mail, telex or facsimile transmission to the Company at 4 rue Lou Hemmer, L-1748 Luxembourg-Findel, Attention: Mr. Vishal Jugdeb; provided, however, that any notice to a Purchaser pursuant to Section 9 hereof shall be delivered or sent by mail, telex or facsimile transmission to such Purchaser at its address set forth in its Purchasers’ Questionnaire, or telex constituting such Questionnaire, which address will be supplied to the Company by you upon request. Any such statements, requests, notices or agreements shall take effect upon receipt thereof.

In accordance with the requirements of the USA Patriot Act (Title Ill of Pub. L. 107-56 (signed into law October 26, 2001)), the Purchasers are required to obtain, verify and record information that identifies their respective clients, including the Company and the Guarantors, which information may include the name and address of their respective clients, as well as other information that will allow the Purchasers to properly identify their respective clients.

14.

This Agreement shall be binding upon, and inure solely to the benefit of, the Purchasers, the Company, the Guarantors and, to the extent provided in Sections 9 and 11 hereof, the officers and directors of the Company and each person who controls the Company or any Purchaser, and their respective heirs, executors, administrators, successors and assigns, and no other person shall acquire or have any right under or by virtue of this Agreement. No purchaser of any of the Securities from any Purchaser shall be deemed a successor or assign by reason merely of such purchase.

15.	Time shall be of the essence of this Agreement.

16.

The Company and the Guarantors acknowledge and agree that (i) the purchase and sale of the Securities pursuant to this Agreement is an arm’s-length commercial transaction between the Company, on the one hand, and the several Purchasers, on the other, (ii) in connection therewith and with the process leading to such transaction each Purchaser is acting solely as a principal and not the agent or fiduciary of the Company, (iii) no Purchaser has assumed an advisory or fiduciary responsibility in favor of the Company with respect to the offering contemplated hereby or the process leading thereto (irrespective of whether such Purchaser has advised or is currently advising the Company on other matters) or any other obligation to the Company except the obligations expressly set forth in this Agreement and (iv) the Company has consulted its own legal and financial advisors to the extent it deemed appropriate. The Company agrees that it will not claim that the Purchaser, or any of them, has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Company, in connection with such transaction or the process leading thereto.

17.

This Agreement supersedes all prior agreements and understandings (whether written or oral) between the Company, the Guarantors and the Purchasers, or any of them, with respect to the subject matter hereof.

18.

THIS AGREEMENT AND ANY MATTERS RELATED TO THE TRANSACTION CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. EACH PARTY AGREES THAT ANY SUIT OR PROCEEDING ARISING IN RESPECT OF THIS AGREEMENT MAY BE TRIED EXCLUSIVELY IN THE U.S. DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OR, IF THAT COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, IN ANY STATE COURT LOCATED IN THE CITY AND COUNTY OF NEW YORK AND EACH PARTY AGREES TO SUBMIT TO THE JURISDICTION OF, AND TO VENUE IN, SUCH COURTS. THE PARTIES WAIVE ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT OR PROCEEDING IN SUCH COURTS.

19.

The Company, the Guarantors and each of the Purchasers hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

20.

The Company and each of the Guarantors irrevocably appoint Contact US Teleservices Inc., 5959 Northwest Parkway, San Antonio, Texas 78249 as its authorized agent and exclusively in relation to the Brazilian Guarantor and for the purposes of article 653 et seq. of the Brazilian law No. 10,406 of 10 January 2002, as its attorney-in-fact, in the Borough of Manhattan in The City of New York upon which process may be served in any suit or proceeding arising in respect of this Agreement or our engagement, and agrees that service of process upon such authorized agent, and written notice of such service to the Company or any such Guarantor, as the case may be, by the person serving the same to the address provided in this Section 20, shall be deemed in every respect effective service of process upon the Company and such Guarantor in any such suit or proceeding. The Company and each of the Guarantors hereby represent and warrant that such authorized agent has accepted such appointment and has agreed to act as such authorized agent for service of process. The Company and each of the Guarantors further agree to take any and all action as may be necessary to maintain such designation and appointment of such authorized agent in full force and effect for a period of seven years from the date of this Agreement.

21.

The Company and each of the Guarantors, jointly and severally, agree to indemnify each Purchaser against any loss incurred by such Purchaser as a result of any judgment or order being given or made for any amount due hereunder and such judgment or order being expressed and paid in a currency (the “judgment currency”) other than U.S. dollars and as a result of any variation as between (i) the rate of exchange at which the U.S. dollar amount is converted into the judgment currency for the purpose of such judgment or order, and (ii) the rate of exchange at which such Purchaser is able to purchase U.S. dollars with the amount of the judgment currency actually received by the Purchasers. The foregoing indemnity shall constitute a separate and independent obligation of the Company and each Guarantor and shall continue in full force and effect notwithstanding any such judgment or order as aforesaid. The term “rate of exchange” shall include any premiums and costs of exchange payable in connection with the purchase of, or conversion into, the relevant currency.

22.

This Agreement may be executed by any one or more of the parties hereto in any number of counterparts, each of which shall be deemed to be an original, but all such respective counterparts shall together constitute one and the same instrument.

If the foregoing is in accordance with your understanding, please sign and upon the acceptance hereof by you, on behalf of each of the Purchasers, this letter and such acceptance hereof shall constitute a binding agreement between each of the Purchasers and the Company. It is understood that your acceptance of this letter on behalf of each of the Purchasers is pursuant to the authority set forth in a form of Agreement among Purchasers, the form of which shall be submitted to the Company for examination upon request, but without warranty on your part as to the authority of the signers thereof.

Very truly yours,

Atento Luxco 1 S.A.

By:	/s/ Vishal Jugdeb
Name: Vishal Jugdeb
Title: Authorised Signatory

Atento S.A.

By:	/s/ Vishal Jugdeb
Name: Vishal Jugdeb
Title: Authorised Signatory

Atalaya Luxco Midco S.à r.l.

By:	/s/ Vishal Jugdeb
Name: Vishal Jugdeb
Title: Authorised Signatory

Atento Brasil S.A.

By:	/s/ Mário Mota Câmara
Name: Mário Mota Câmara
Title: Brazil Regional Director

By:	/s/ Alessandro Piero Porro
Name: Alessandro Piero Porro
Title: Executive Finance Director

Atento Mexico Holdco, S. de R.L. de C.V.

By:	/s/ Rodrigo Llaguno Carranco
Name: Rodrigo Llaguno Carranco
Title: Legal Representative

[Purchase Agreement]

Atento Teleservicios España, S.A.U.

By:	/s/ José María Pérez-Melber
Name: José María Pérez-Melber
Title: Managing Director and Attorney

[Purchase Agreement]

Accepted as of the date hereof:

Goldman Sachs & Co. LLC

By: /s/ Ariel Fox
Name: Ariel Fox
Title: Vice President

Morgan Stanley & Co. LLC

By: /s/ Charles Moser
Name: Charles Moser
Title: Managing Director

On behalf of each of the Purchasers

[Purchase Agreement]

SCHEDULE I

Purchaser	Principal Amount of Securities to be Purchased
Goldman Sachs & Co. LLC	U.S. $190,000,000
BBVA Securities Inc.	U.S. $80,000,000
Morgan Stanley & Co. LLC	U.S. $80,000,000
Santander Investment Securities Inc.	U.S. $50,000,000

Total	U.S. $400,000,000

SCHEDULE II

(a)        Approved Supplemental Disclosure Documents: None

SCHEDULE III

•	Roadshow presentation distributed as of the Applicable Time.

•	Pricing Term Sheet (starts on the following page)

Atento Luxco 1 S.A.

Pricing Term Sheet dated July 27, 2017

to Preliminary Offering Circular dated July 20, 2017

Strictly Confidential

This pricing term sheet is qualified in its entirety by reference to the Preliminary Offering Circular dated July 20, 2017 (the “Preliminary Offering Circular”). The information in this pricing term sheet supplements the Preliminary Offering Circular and updates and supersedes the information in the Preliminary Offering Circular to the extent it is inconsistent with the information in the Preliminary Offering Circular. Terms used and not defined herein have the meanings assigned in the Preliminary Offering Circular.

The notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any other jurisdiction. The notes may not be offered or sold in the United States or to U.S. persons (as defined in Regulation S under the Securities Act) except in transactions exempt from, or not subject to, the registration requirements of the Securities Act. Accordingly, the notes are being offered only to (1) “qualified institutional buyers” as defined in Rule 144A under the Securities Act and (2) outside the United States to non-“U.S. persons” in compliance with Regulation S under the Securities Act.

Issuer:	Atento Luxco 1 S.A.

Security description:	6.125% Senior Secured Notes due 2022

Distribution:	144A/Regulation S without registration rights

Size:	$400,000,000

Gross proceeds:	$400,000,000

Maturity:	August 10, 2022

Coupon:	6.125%

Issue price:	100.000% of face amount

Yield to maturity:	6.125%

Interest payment dates:	February 10, and August 10, commencing February 10, 2018

Record dates:	January 26 and July 26

Equity clawback:	Up to 40% at 106.125% prior to August 10, 2019

Optional redemption:	Make-whole call @ T+50 bps prior to August 10, 2019 then:

	On or after:	Price:

	2019	103.063%

	2020	101.531%

	2021 and thereafter	100.000%

Tax redemption:	100% of principal plus accrued and unpaid interest

Change of control:	Putable at 101% of principal plus accrued and unpaid interest

Use of proceeds:	The Issuer intends to use the proceeds of the Notes, together with cash on hand, to redeem all $300 million aggregate principal amount outstanding of existing 7.375% senior secured notes due 2020 of Atento Luxco 1 S.A. and all R$428 million (equivalent to approximately $129 million) aggregate principal amount outstanding of existing debentures due 2019 of Atento Brasil S.A., and for general corporate purposes.

Trade date:	July 27, 2017

Settlement:	It is expected that delivery of the notes will be made against payment therefor on or about August 10, 2017, which is the 10th business day following the date hereof (such settlement cycle being referred to as “T+10”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing or the next six business days will be required, by virtue of the fact that the notes initially will settle in T+10, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes on the date of pricing or the next six business days should consult their own advisors.

Listing:	An application will be made to list the notes on the official list of the International Stock Exchange and to admit the notes for trading on the official list of that exchange.

CUSIP:	144A: 04684LAA6 Regulation S: L0427PAA4

ISIN:	144A: US04684LAA61 Regulation S: USL0427PAA41

Denominations/Multiple:	$2,000 x $1,000

Ratings*:	BB – Stable (Fitch) Ba3 – Stable (Moody’s)

Bookrunners:	Goldman Sachs & Co. LLC

BBVA Securities Inc.

Morgan Stanley & Co. LLC

Santander Investment Securities Inc.

Changes from Preliminary Offering Circular:

Changes to the Initial Guarantors

In addition to the pricing information set forth above, the Preliminary Offering Circular will be updated to reflect that Atento Mexico Holdco, S. de R.L. de C.V. will now be an Initial Guarantor while Atento Servicios, S.A. de C.V. will now be a Post-Closing Guarantor.

Consequently, the item entitled “Guarantees” in the section of the Preliminary Offering Circular entitled “The Offering” is deemed deleted and replaced with the following:

Guarantees

The Notes will be fully and unconditionally guaranteed on a senior secured first-priority basis by certain of our subsidiaries on a joint and several basis; provided that:

•    on the Issue Date, only Atento Brasil, Atento Teleservicios España, S.A.U. and Atento Mexico Holdco, S. de R.L. de C.V. will provide guarantees with respect to the Notes (each, an “Initial Guarantor” and collectively, the “Initial Guarantors”); and

•    we will use commercially reasonable efforts to cause Atento Colombia S.A., Atento Atención y Servicios, S.A. de C.V., Atento Servicios, S.A. de C.V., Teleatento del Perú S.A.C., Atento Impulsa, S.A.U., Atento Servicios Técnicos y Consultoría, S.A.U., Atento Servicios Auxiliares de Contact Center, S.A.U. and Atento Holding Chile S.A. to provide guarantees with respect to the Notes within 15 business days following the Issue Date (each, a “Post-Closing Guarantor” and collectively, the “Post-Closing Guarantors”).

In addition, the definitions of “Initial Guarantors” and “Post-Closing Guarantors” in the section of the Preliminary Offering Circular entitled “Description of Notes” are deemed deleted and replaced with the following, respectively:

“Initial Guarantors” means, collectively, Atento Brasil S.A., Atento Mexico Holdco, S. de R.L. de C.V. and Atento Teleservicios España, S.A.U.

“Post-Closing Guarantors” means, collectively, Atento Atención y Servicios, S.A., de C.V., Atento Servicios, S.A. de C.V., Atento Impulsa, S.A.U., Atento Servicios Técnicos y Consultoría, S.A.U., Atento Servicios Auxiliares de Contact Center S.A.U., Atento Columbia S.A., Teleatento del Perú S.A.C. and Atento Holding Chile, S.A.

All other information presented in the Preliminary Offering Circular is deemed to have changed to the extent affected by the changes described herein.

Changes to the Collateral Agent

In addition to the pricing information set forth above, the Preliminary Offering Circular will be updated to reflect that Wilmington Trust (London) Ltd will act as collateral agent in relation to the notes.

This material is confidential and is for your information only and is not intended to be used by anyone other than you. This information does not purport to be a complete description of the notes or the offering. Please refer to the Preliminary Offering Circular for a complete description.

This communication is being distributed in the United States solely to “qualified institutional buyers,” as defined in Rule 144A under the Securities Act, and outside the United States solely to non-“U.S. persons,” as defined in Regulation S under the Securities Act.

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

*A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.

SCHEDULE IV

Entity	Jurisdiction

Atento S.A.	Luxembourg

Atalaya Luxco Midco S.à r.l.	Luxembourg

Atento Mexico Holdco S. de R.L. de C.V.	Mexico

Atento Teleservicios España, S.A.U.	Spain

Atento Brasil S.A.	Brazil

SCHEDULE V

Entity	Jurisdiction

Atento Atención y Servicios S.A. de C.V.	Mexico

Atento Servicios, S.A. de C.V.	Mexico

Atento lmpulsa, S.A.U.	Spain

Atento Servicios Técnicos y Consultoría, S.A.U.	Spain

Atento Servicios Auxiliares de Contact Center, S.A.U.	Spain

Atento Colombia S.A.	Colombia

Teleatento del Perú S.A.C.	Peru

Atento Holding Chile, S.A.	Chile